figure: 1

Robert and Calvario Concessions

## PROJECT LOCATION MAP



Rio Branco
Ariquemes
Riberalta
Guajará-Mirim
Ji-Paraná
Iñapari
Cobija
Brazil
Puerto Maldonado
Vilhena
Santa Ana
Peru
San Borja
Trinidad
A
Juliaca
Bolivia
Mato Grosso
Puno
B
La Paz
Cáceres
Desaguadero
Santa Rosa del Sara
Cochabamba
Montero
Charaña
Tacna
Oruro
Aiquile
Santa Cruz
San José de Chiquitos
Roboré
Arica
Sucre
Puerto Suárez
C
Potosí
Corumbá
Capitan Pablo Lagerenza
Iquique
Camiri
Uyuni
General Eugenio A. Garay
Chile
Villamontes
Paraguay
Tarija
Villazón
Tocopilla
Calama
La Quiaca
Tartagal
Mariscal Estigarribia
Mejillones
Argentina
Concepción
South America
200 km
150 mi

Av. Arce Edificio Torre de las Américas Of. 1701 • Teléfono - Fax: 360569 • La Paz - Bolivia